Exhibit 99.1

Porter Bancorp, Inc. Announces First Quarter 2008 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 19 full-service banking offices in 12 counties in Kentucky, today reported results for the first quarter of 2008.

The Company reported net income of $3.6 million, or $0.46 per share, for the first quarter of 2008, compared with $3.6 million, or $0.47 per share, for the first quarter of 2007.

“Porter reported strong growth in loans, deposits and assets in the first quarter of 2008 and benefited from the continued expansion of existing markets and the contribution from acquisitions completed over the past year,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “Asset quality remained solid in the first quarter, highlighting the overall strength of our markets and our increased attention on managing credit risks. Our first quarter provision for loan losses rose only 4% from the prior year’s first quarter while our coverage ratio of allowance for loan losses to non-performing loans increased to 179% from 160% in the first quarter of 2007. Our net income was slightly below first quarter 2007 primarily due to the impact of the recent declines in interest rates on our margin and higher expenses as we expanded our operations. We are well positioned to improve earnings as interest rates stabilize and we streamline our operational efficiency,” continued Ms. Bouvette.

Highlights

  Net interest income increased 16.4% to $11.3 million for the three months ended March 31, 2008, compared with the same quarter of 2007.
  Loans grew 41.8% to $1.3 billion compared with $927 million at March 31, 2007.
  Deposits increased 37.8% to $1.2 billion compared with $897 million at March 31, 2007. Core customer non-interest bearing deposit accounts increased 36.0% to $95.2 million from $70 million at March 31, 2007.
  Total assets increased 39.7% to $1.6 billion since the first quarter of 2007, fueled by strong loan growth and the acquisitions of Kentucky Trust Bank and Paramount Bank.
  We completed the acquisition of Paramount Bank in Lexington, Kentucky in a $5 million all cash transaction on February 1, 2008. The acquisition added approximately $75 million in assets and $75 million in deposits, of which approximately $15 million are core demand deposits. This acquisition established our physical presence in Lexington, Fayette County, the second largest market in Kentucky.
  We repurchased 17,371 common shares of our common stock at an aggregate price of $300,518 under our $3 million stock repurchase plan in the first quarter 2008. The Company has approximately $2.5 million remaining under the original $3 million authorized by the Board of Directors to purchase additional shares of common stock.

“We are pleased with our solid financial performance in the first quarter,” continued Ms. Bouvette. “We benefited from organic growth in our existing markets and the synergy of the new markets that we entered since last year. Our challenge for 2008 will be to manage our credit risks in light of the soft economy and to improve our margin on earning assets. We continue to believe Porter Bancorp is in a solid position to weather this soft economy and we remain committed to our mission of strategically expanding our franchise throughout our target market area.”

Net Interest Income

Net interest income increased 16.4% to $11.3 million for the three months ended March 31, 2008, an increase of $1.6 million, compared with $9.7 million for the same period in 2007. This increase was attributable to the growth in our loan portfolio and the Kentucky Trust Bank and Paramount Bank acquisitions.

Net interest margin for the first quarter of 2008 declined to 3.21% compared with 3.92% for the first quarter of 2007. Net interest margin decreased 33 basis points from our margin of 3.54% in the fourth quarter of 2007. Our spread and margin were adversely impacted during the quarter as the Federal Reserve decreased rates by 200 basis points on top of the effects of a 50 basis points decline during the fourth quarter of 2007. Our balance sheet is asset-sensitive, so our loan yields have responded more rapidly to the Federal Reserve rate cuts than our cost of funds. If the interest rate environment stabilizes, we believe that our funding costs will decrease in the near term as our deposits reprice to match the decline in loan yields. However, future rate cuts would continue to put pressure on our margin since our loans reprice more quickly than our deposits.

Non-Interest Income

Non-interest income for the first quarter of 2008 increased 55.4%, or $648,000, over the first quarter of 2007, and 2.9%, or $52,000, over the fourth quarter of 2007. The growth in non-interest income over the first quarter of 2007 was primarily attributable to higher service charges on deposit accounts and income from fiduciary activities. Porter added income from fiduciary activities as a result of the acquisition of the trust operation from Kentucky Trust Bank. Income from fiduciary activities added $253,000 to non-interest income in the first quarter of 2008.

Non-Interest Expense

Non-interest expense for the first quarter increased 43.8% from prior year first quarter. This was due primarily to costs related to the acquisitions of Kentucky Trust Bank and Paramount Bank, increased salaries and benefits for existing employees, and occupancy and equipment expense to support the six additional offices. Expenses also increased because FDIC insurance premiums rose significantly due to amendments made by the FDIC in 2007 to its risk-based deposit premium assessment system. Our efficiency ratio continues to outperform our peers at 54.5% for 2008 compared with 45.4% in 2007.

Balance Sheet Review

Total assets increased 39.7%, or $445 million, to $1.6 billion at March 31, 2008, from $1.1 billion at March 31, 2007. The Company’s loan portfolio increased 41.8%, or $387 million, to $1.3 billion from $927 million at March 31, 2007, primarily due to in-house loan origination efforts and the acquisitions of Kentucky Trust Bank and Paramount Bank. Deposits at March 31, 2008 increased 37.8% to $1.2 billion from $897 million at March 31, 2007, primarily due to an increase in both time deposits and transactional accounts from promotional efforts throughout the period, and the Kentucky Trust Bank and Paramount Bank acquisitions.

Asset Quality

“Our asset quality remains stable in this difficult operating environment,” continued Ms. Bouvette. “Our ratio of non-performing loans to total loans declined to 0.77% at March 31, 2008, compared with 0.89% for the same date in 2007. Additionally, our ratio of non-performing assets to total assets improved during the quarter to 1.10% at March 31, 2008, compared with 1.17% at December 31, 2007. We believe that this improvement is indicative of our continuing ability to manage our risks during this difficult credit cycle.”

Nonperforming loans at March 31, 2008, were $10.1 million, or 0.77% of total loans, compared with $12.7 million, or 1.04% of total loans at December 31, 2007, and $8.3 million, or 0.89% of total loans at March 31, 2007. The $2.6 million decrease in nonperforming loans since year-end reflects the normal progression of troubled loans through workout, collateral repossession and ultimate disposition. Foreclosed properties at March 31, 2008, were $7.1 million compared with $2.7 million at March 31, 2007, and $4.3 million at December 31, 2007.

Our loan loss reserve as a percentage of total loans at March 31, 2008, increased slightly to 1.37% from 1.34% at December 31, 2007, and decreased from 1.43% at March 31, 2007. Net loan charge-offs for the first quarter of 2008 were $345,000, or 0.02% of average loans for the quarter. We assess the adequacy of our loan loss reserve each quarter and make the appropriate provision for loan losses based on that assessment.

PBIB-G PBIB-F

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the first quarter ending March 31, 2008 follows.

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	3/31/08	12/31/07	3/31/07

Income Statement Data
Interest income	$25,674	$25,960	$20,054
Interest expense	14,331	14,164	10,310

Net interest income	11,343	11,796	9,744
Provision for loan losses	650	1,200	625

Net interest income after provision	10,693	10,596	9,119

Service charges on deposit accounts	829	908	535
Income from fiduciary activities	253	206	-
Gains on sales of securities, net	94	3	-
Other	642	649	635

Non-interest income	1,818	1,766	1,170

Salaries & employee benefits	3,824	3,419	2,935
Occupancy and equipment	913	890	565
Franchise tax	435	360	325
Professional fees	246	344	152
FDIC insurance	221	170	25
Communications expense	161	144	110
Advertising	161	151	139
Other real estate owned expense	227	506	42
Other	929	894	657

Non-interest expense	7,117	6,878	4,950

Income before income taxes	5,394	5,484	5,339
Income tax expense	1,797	1,844	1,738

Net income	$3,597	$3,640	$3,601

Weighted average shares - Basic	7,839,365	7,848,215	7,582,819
Weighted average shares - Diluted	7,839,365	7,848,215	7,582,819

Basic and diluted earnings per share	$0.46	$0.46	$0.47
Cash dividends declared per share	$0.21	$0.21	$0.20

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	3/31/08	12/31/07	3/31/07

Average Balance Sheet Data
Assets	$1,513,245	$1,406,800	$1,066,894
Loans	1,269,818	1,188,194	891,591
Earning assets	1,434,044	1,331,043	1,016,964
Deposits	1,221,159	1,142,606	875,568
Long-term debt and advances	146,605	110,124	72,853
Interest bearing liabilities	1,288,152	1,188,512	881,771
Stockholders’ equity	124,023	122,809	110,235

Performance Ratios
Return on average assets	0.96%	1.03%	1.37%
Return on average equity	11.66	11.76	13.25
Yield on average earning assets (tax equivalent)	7.20	7.77	8.03
Cost of interest bearing liabilities	4.47	4.73	4.74
Net interest margin (tax equivalent)	3.21	3.54	3.92
Efficiency ratio	54.47	50.73	45.35

Loan Charge-off Data
Loans charged-off	$(419)	$(1,029)	$(314)
Recoveries	74	46	68

Net charge-offs	$(345)	$(983)	$(246)

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	As of	As of	As of
	3/31/08	12/31/07	3/31/07

Assets
Loans	$1,314,075	$1,217,698	$926,747
Loan loss reserve	(18,067)	(16,342)	(13,211)

Net loans	1,296,008	1,201,356	913,536
Securities available for sale	123,560	128,036	97,463
Federal funds sold & interest bearing deposits	1,285	19,979	6,042
Cash and due from financial institutions	55,376	23,608	44,553
Premises and equipment	22,413	21,279	13,808
Goodwill	23,504	18,174	12,881
Accrued interest receivable and other assets	42,592	43,588	31,462

Total Assets	$1,564,738	$1,456,020	$1,119,745

Liabilities and Equity
Certificates of deposit	$916,560	$846,568	$673,017
Interest checking	97,834	95,953	49,600
Money market	91,825	99,839	79,823
Savings	35,469	28,661	25,041

Total interest bearing deposits	1,141,688	1,071,021	827,481
Demand deposits	95,163	95,533	69,998

Total deposits	1,236,851	1,166,554	897,479
Federal funds purchased & repurchase agreements	24,706	11,285	1,473
FHLB advances	146,021	121,767	77,007
Junior subordinated debentures	25,000	25,000	25,000
Accrued interest payable and other liabilities	7,415	9,125	8,227

Total liabilities	1,439,993	1,333,731	1,009,186
Stockholders’ equity	124,745	122,289	110,559

Total Liabilities and Stockholders’ Equity	$1,564,738	$1,456,020	$1,119,745

Ending shares outstanding	7,863,745	7,881,206	7,621,647
Book value per share	$15.86	$15.52	$14.51
Tangible book value per share	12.26	12.80	12.73

Asset Quality Data
Loan 90 days or more past due still on accrual	$3,301	$2,145	$769
Non-accrual loans	6,808	10,524	7,493

Total non-performing loans	10,109	12,669	8,262
Real estate acquired through foreclosures	7,140	4,309	2,702
Other repossessed assets	32	30	9

Total non-performing assets	$17,281	$17,008	$10,973

Non-performing loans to total loans	0.77%	1.04%	0.89%
Non-performing assets to total loans	1.32	1.40	1.18
Non-performing assets to total assets	1.10	1.17	0.98
Allowance for loan losses to non-performing loans	178.72	128.99	159.90
Allowance for loan losses to total loans	1.37	1.34	1.43

Risk-based Capital Ratios
Tier I leverage ratio	8.14%	9.07%	11.58%
Tier I risk-based capital ratio	9.35	10.39	13.42
Total risk-based capital ratio	10.60	11.64	14.67

FTE employees	290	273	221

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800